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                                                                      EXHIBIT 11

                       STAR BUFFET, INC. AND SUBSIDIARIES
                            COMPUTATION OF EARNINGS
                                   PER SHARE

                                        Fifty-two       Fifty-two    Twenty-eight
                                       Weeks Ended     Weeks Ended    Weeks Ended
                                       January 25,     January 26,    January 27,
                                           1999            1998           1997
                                       -----------     -----------    -----------
BASIC EARNINGS PER SHARE:

Net Income                              $2,435,000      $2,699,000     $  470,000
                                        ----------      ----------     ----------
Weighted average number of common
 shares outstanding during the period    4,601,000       3,515,000      2,600,000
                                        ----------      ----------     ----------
Basic Earnings per Share                $     0.53      $      .77     $      .18
                                        ----------      ----------     ----------

DILUTED EARNINGS PER SHARE

Net Income                              $2,435,000      $2,699,000     $  470,000
                                        ----------      ----------     ----------
Weighted average number of common
 shares outstanding during the period    4,601,000       3,515,000      2,600,000
                                        ----------      ----------     ----------
Incremental common shares attributable
 to outstanding stock options                   --          13,000             --
                                        ----------      ----------     ----------
                                         4,601,000       3,528,000      2,600,000
Diluted Earnings per Share              $     0.53      $      .76     $      .18
                                        ----------      ----------     ----------
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